Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-184837

PROSPECTUS

CRUMBS BAKE SHOP, INC.

4,456,968 Shares of Common Stock, par value $0.0001 per Share

This prospectus covers the resale or other disposition of up to 4,456,968 shares of the common stock of Crumbs Bake Shop, Inc. by the selling stockholders named in the section of this prospectus entitled “SELLING STOCKHOLDERS”, their donees, pledgees, transferees or other successors-in-interest, whom we refer to as the “Selling Stockholders”.

See the section of this prospectus entitled “PLAN OF DISTRIBUTION” for a description of how the Selling Stockholders may sell or otherwise dispose of the shares covered by this prospectus. The Company does not know if, in what amounts or when the Selling Stockholders will offer, sell or otherwise dispose of their shares.

The Company will not receive any of the proceeds from the sale or other disposition of the shares covered hereby by the Selling Stockholders. The Company has agreed to pay certain expenses related to the registration of the offer and sale of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

The Company’s common stock is listed on the NASDAQ Capital Market under the symbol “CRMB”. On January 9, 2013, the closing sales price of the Company’s common stock on the NASDAQ Capital Market was $3.08 per share. You are urged to obtain current market quotations of the Company’s common stock.

Investing in these securities involves certain risks. See “RISK FACTORS” beginning on page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company’s principal executive offices are located at 110 West 40th Street, Suite 2100, New York, New York 10018 and its telephone number is (212) 221-7105.

The date of this Prospectus is January 10, 2013

TABLE OF CONTENTS

About this Prospectus	1
A Warning About Forward-Looking Statements	2
Prospectus Summary	3
Risk Factors	4
Use of Proceeds	14
Selling Stockholders	14
Plan of Distribution	16
Experts	17
Legal Matters	17
Where You Can Find More Information	17
Documents Incorporated by Reference	18

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that the Company filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) to permit the Selling Stockholders to offer and sell, from time to time in one or more offerings, the securities described in this prospectus. The Company has agreed to pay the expenses incurred in registering these securities, including legal and accounting fees.

The Company may provide a prospectus supplement containing specific information about the terms of a particular offering by the Selling Stockholders. The prospectus supplement may also add to, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, then you should rely on the information in the prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “WHERE YOU CAN FIND MORE INFORMATION” on page 17 for more information.

Brokers or dealers effecting transactions in the securities covered by this prospectus should confirm that the securities are registered under applicable state securities laws or that an exemption from registration is available.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither the Company nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of any sale of the securities under this prospectus. The Company’s business, financial condition, results of operations and prospects may have changed since such date. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

You should carefully read this entire prospectus, especially the section entitled “RISK FACTORS” on page 4, before making a decision to invest in any of the securities. Before buying any of the securities, you should also carefully read the additional information contained under the headings “WHERE YOU CAN FIND MORE INFORMATION” on page 17 and “DOCUMENTS INCORPORATED BY REFERENCE” on page 18.

Unless otherwise mentioned or unless the context requires otherwise, references in this prospectus to the “Company” refer to Crumbs Bake Shop, Inc. and references in this prospectus to “we”, “our”, and “us” refer to the Company and its consolidated subsidiaries.

1

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus may include projections, predictions, expectations or statements as to beliefs or future events or results or refer to other matters that are not historical facts. Such statements constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking statements are based on various factors and were derived using numerous assumptions. In some cases, you can identify these forward-looking statements by the words “anticipate”, “estimate”, “plan”, “project”, “continuing”, “ongoing”, “target”, “aim”, “expect”, “believe”, “intend”, “may”, “will”, “should”, “could”, or the negative of those words and other comparable words. You should be aware that those statements reflect only the Company’s predictions. If known or unknown risks or uncertainties should materialize, or if underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind when reading this prospectus and not place undue reliance on these forward-looking statements. Factors that might cause such differences include, but are not limited to:

•	Our ability to achieve and manage the growth of the Crumbs Bake Shop brand and operations, including expansion into new and within existing markets;
•	that any projections, including earnings, revenue, expenses, synergies, margins or any other financial items are not realized;
•	the anticipated benefits of the Merger (as described herein) may not be fully realized or may take longer to realize than expected;
•	our ability to maintain relationships with customers, employees, suppliers and lessors;
•	the loss of key personnel;
•	our ability to successfully implement new strategies;
•	the effects of geographic concentration and regional factors impacting local economies;
•	the competition for real estate and its ability to negotiate and renew leases;
•	a reduction in industry profit margin;
•	the effects of disruptions in its supply chain;
•	the effects of changing interpretations of generally accepted accounting principles;
•	the effects of changing legislation and regulatory environments;
•	the Company’s ability to continue to meet the NASDAQ Capital Market continuing listing standards;
•	the general volatility of the market prices of the Company’s securities and general economic conditions;
•	our ability to continue to comply with government regulations; and
•	our exposure to operating hazards.

The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures that the Company makes on related subjects in the periodic and current reports that it files with the Commission. Also note that the Company provides cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to its businesses in its periodic and current reports to the Commission incorporated by reference herein and in prospectus supplements and other offering materials. These are factors that, individually or in the aggregate, management believes could cause the Company’s actual results to differ materially from expected and historical results.

The Company notes these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

2

PROSPECTUS SUMMARY

The following is only a summary of some of the information contained or incorporated by reference in this prospectus which the Company believes to be important to investors. The Company has selected highlights of material aspects of its business to be included in this summary. The Company urges you to read this entire prospectus, including the information incorporated by reference in this prospectus. Investing in the Company’s securities involves risks. Therefore, you should carefully consider the information provided under the heading “RISK FACTORS” on page 4.

Business

The Company is a Delaware corporation organized in October 2009 under the name 57th Street General Acquisition Corp. (“57th Street”). 57th Street was organized as a blank check company for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets. On January 9, 2011, 57th Street, 57th Street Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of 57th Street (“Merger Sub”), Crumbs Holdings, LLC, a Delaware limited liability company (“Holdings”), the members of Holdings immediately prior to the consummation of the Merger (individually, a “Member” or, collectively, the “Members”) and the representatives of the Members and Holdings, entered into a Business Combination Agreement, amended on each of February 18, 2011, March 17, 2011 and April 7, 2011 (the “Business Combination Agreement”), pursuant to which Merger Sub merged with and into Holdings with Holdings surviving the Merger as a non-wholly owned subsidiary of the Company (the “Merger”). Following the Merger, in October 2011, 57th Street changed its name to Crumbs Bake Shop, Inc. to more accurately reflect the nature of its business.

The Company, through its consolidated subsidiary, Holdings, engages in the business of selling a wide variety of cupcakes, cakes, pies, cookies and other baked goods as well as hot and cold beverages under the trade name Crumbs Bake Shop. Cupcake sales have historically comprised the majority of our business. We believe that our baked goods appeal to a wide demographic of customers who span a broad range of socio-economic classes. We operate in urban, suburban, commercial, and residential markets. In addition to our street locations, we have stores in the transportation hubs of Union Station in Washington, D.C. and Newark Liberty International Airport in Newark, New Jersey. More recently, we have expanded into mall-based centers, such as Queens Center in Elmhurst, New York, Burlington Mall in Burlington, Massachusetts, Natick Mall in Natick, Massachusetts, and Roosevelt Field in Garden City, New York.

As of December 31, 2012, there were 59 Crumbs Bake Shop stores operating in nine states and Washington, D.C., including 21 stores in Manhattan, New York. Of the total stores, 15 were opened in 2011 and 11 have been opened thus far in 2012. Our sales are primarily conducted through stores in New York, California, Illinois, Connecticut, New Jersey, Virginia, Washington, D.C., Massachusetts, Pennsylvania and Delaware. A small percentage of baked goods sales are from our wholesale distribution business and catering services. Our e-commerce division at http://www.crumbs.com permits cupcakes to be shipped nationwide.

The Company’s principal executive offices are located at 110 West 40th Street, Suite 2100, New York, New York 10018 and its telephone number is (212) 221-7105.

The Offering

Background

The Company agreed to file a registration statement, of which this prospectus forms a part, with the Commission to register the sale or other disposition of certain shares of the Company’s common stock held by the Selling Stockholders. See “SELLING STOCKHOLDERS” on page 14.

Securities Covered Hereby	4,456,968 shares of the Company’s common stock, par value $0.0001 per share.
Use of Proceeds	The Company will not receive any proceeds from the sales of shares of its common stock by the Selling Stockholders.
Market for Securities	The Company’s common stock is listed on The NASDAQ Capital Market under the symbol “CRMB”.

3

RISK FACTORS

An investment in the securities covered by this prospectus involves certain risks. The significant risks and uncertainties related to the Company, its business and the securities covered by this prospectus of which the Company is aware are discussed below. You should carefully consider these risks and uncertainties before you decide to buy the securities. Any of these factors could materially and adversely affect the Company’s business, financial condition, operating results and prospects and could negatively impact the market price of the securities covered by this prospectus. If any of these risks materialize, you could lose all or part of your investment. Additional risks and uncertainties that the Company does not yet know of, or that the Company currently thinks are immaterial, may also impair the Company’s business operations and the market value of the securities covered by this prospectus. You should also consider the other information contained in and incorporated by reference in this prospectus, including the Company’s financial statements and the related notes, before deciding to purchase any securities. This prospectus also contains forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks discussed above.

Risks Related to an Investment in the Shares of Common Stock

The shares of common stock are not insured.

The shares of the Company’s common stock are not deposits and are not insured against loss by the Federal Deposit Insurance Corporation or any other governmental or private agency.

The shares of common stock are not heavily traded.

The shares of the Company’s common stock are listed on the NASDAQ Capital Market, but they are not heavily traded. Securities that are not heavily traded can be more volatile in price than securities trading in an active public market. Factors such as financial results, the introduction of new products or services by us or our competitors, and various factors affecting the industry generally may have a significant impact on the market price of the shares and/or the number of shares traded on any given day. Management cannot predict the extent to which an active public market for the shares of the Company’s common stock will develop or be sustained in the future. Accordingly, holders of the shares may not be able to sell them at the volumes, prices, or times that they desire.

The market price of the Company’s common stock has been volatile and your investment in the Company’s common stock could suffer a decline in value.

The market price of the Company’s common stock has been, and is likely to continue to be, highly volatile. Between September 30, 2011 and the date of this prospectus, the Company’s common stock has traded at prices ranging from $2.00 per share to $5.74 per share and the daily reported volume of shares traded has ranged from 100 shares to 1,469,619 shares. In addition, the stock markets in general have experienced extreme volatility over the last several years that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading prices of the Company’s common stock. Although it is not possible for us to determine the reasons for prior volatility or to predict future volatility, some specific factors, in addition to broad market fluctuations and the other risk factors identified in this prospectus, that could have a significant effect on the price and trading volume of the Company’s common stock include but are not limited to:

•	variations in our quarterly operating results;

•	changes in securities analysts’ estimates of our financial performance;

•	changes in market valuations of similar companies;

•	announcements by us of financial news, significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new products or product enhancements;

•	announcements by our competitors regarding their businesses and prospects;

•	the public’s reaction to our public announcements and filings with the SEC and those of our competitors;

•	our loss of a major supplier or our failure to complete significant transactions;

4

•	additions or departures of key personnel; or

•	changes in financial markets or general economic conditions.

Many of these factors are beyond our control. Any of these factors could cause the trading price of the Company’s common stock to fluctuate significantly from one trading day to the next trading day, and public disclosure by us regarding these factors, such as our financial results, business developments or other material news, may exacerbate that volatility. As a result, investors may not be able to sell their shares of the Company’s common stock at prices that equal or exceed the prices at which the shares were originally purchased.

The Company is a holding company and relies on dividends, distributions, loans and other payments, advances and transfers of funds from Holdings to pay dividends, pay expenses and meet its other obligations.

The Company has no direct operations and no significant assets other than its ownership of all of Holdings’ New Crumbs Class A Voting Units (the “Class A Voting Units”). Because the Company conducts its operations through Holdings and its subsidiaries, the Company depends in large part on those entities for dividends, loans and other payments to generate the funds necessary to meet its financial obligations, including payments under the Tax Receivable Agreement (“Tax Receivable Agreement”) entered into by and among the Company and the Members in connection with the Merger, and its expenses as a publicly traded company, and to pay any dividends with respect to the Company’s common stock. Under the terms of Holdings’ Third Amended and Restated LLC Agreement (the “LLC Agreement”), which was also entered into in connection with the Merger, all proceeds of any securities issuance by the Company are, subject to certain exceptions, required to be contributed or otherwise provided to Holdings and, pursuant to an Exchange and Support Agreement among the Members, Holdings and the Company that was entered into in connection with the Merger, the Company is generally prohibited from conducting operations outside those activities related to its role as a publicly traded holding company owning the Class A Voting Units. In addition, the Company is generally required to reserve excess cash generated from tax distributions from Holdings for the purpose of providing additional working capital to Holdings. Legal and contractual restrictions in agreements governing future indebtedness of Holdings and its subsidiaries, as well as the financial condition and operating requirements of Holdings and its subsidiaries, may limit the Company’s ability to obtain cash from its subsidiaries. The earnings from, or other available assets of, Holdings may not be sufficient to make distributions or loans to enable the Company to pay any dividends on its common stock or satisfy its other financial obligations. The Company’s ability to pay cash dividends to holders of common stock, or satisfy its operating expenses and/or other financial obligations, may be limited by the terms of the LLC Agreement, which generally requires distributions by Holdings to be pro rata to all its members, including the Company and the holders of Holdings’ New Crumbs Class B Exchangeable Units (the “Class B Units”), except in the case of distributions for public company expenses.

These factors, coupled with the Company’s results of operations for the last two years, make it unlikely that the Company will pay dividends on its common stock in the foreseeable future. As a result, your only opportunity to achieve a return on your investment in shares of the Company’s common stock may be if the market price of the shares appreciates and you sell your shares at a profit.

Concentration of ownership of the Company may have the effect of delaying or preventing a change in control.

Without giving effect to any sales that may be made pursuant to this offering, our directors and executive officers beneficially own, in the aggregate, 36.1% of the outstanding voting power of the Company and our initial stockholder, 57th Street GAC Holdings, LLC, beneficially owns 5.7% of the outstanding voting power of the Company. Such persons, if acting together, have the ability to significantly influence all matters requiring stockholder approval, including the nomination and election of directors, the determination of the Company’s corporate and management policies and the determination of the outcome of significant corporate transaction such as mergers or acquisitions and asset sales. In addition, in the event that the Company’s common stock achieves trading prices of $17.50 per share for 20 out of 30 consecutive trading days in 2012 and/or $20 per share for 20 out of 30 consecutive trading days in 2012 or 2013 and/or the Company achieves adjusted EBITDA (as defined in the Business Combination Agreement) of $17.5 million, $25.0 million, and/or $30.0 million at particular points in time during the period beginning May 6, 2011 and ending on December 31, 2015 (such period referred to as the “Earnout Period”), then certain members of Holdings will be entitled to receive additional securities that will be exchangeable for up to 4,400,000 shares of the Company’s common stock (“Contingency Consideration”). During the Earnout Period, the holders (the “Series A Holders”) of the Company’s Series A Voting Preferred Stock (the “Series A Stock”), exclusively and as a separate class, are entitled to elect such number of directors substantially equivalent to a number of directors commensurate with the then-aggregate beneficial ownership of the Series A Holders (the “Commensurate Ownership”); provided, however, that, to the extent that the Commensurate Ownership would result in the ability of the Series A Holders to elect a fraction of a seat on the Board of Directors, the Series A Holders are permitted to “round-up” to the nearest whole-number the number of directors the

5

Series A Holders could appoint to the Board of Directors such that the aggregate number of the directors the Series A Holders could elect would exceed the Commensurate Ownership of the Series A Holders, so long as such rounding-up would not result in the Series A Holders electing a majority of the Board of Directors. Some of our directors and executive officers are members of Holdings who may become entitled to receive such Contingency Securities. These concentrations of voting power and ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of the Company’s common stock.

The Selling Stockholders may choose to sell their shares at prices below the current market price.

The Selling Stockholders are not restricted as to the prices at which they may sell or otherwise dispose of their shares of the Company’s common stock covered by this prospectus. Sales or other dispositions of these shares below the then-current market prices could adversely affect the market price of the Company’s common stock.

Holders of the shares of the Company’s common stock would experience substantial dilution in their investment as a result of subsequent exercises of outstanding warrants, exchanges of other outstanding securities and/or the issuance of additional shares of the Company’s common stock.

As of the date of this prospectus, there were outstanding warrants to purchase 5,456,300 shares of the Company’s common stock and 2,340,000 outstanding Class B Units that are exchangeable for shares of the Company’s common stock on a one-for-one basis. Pursuant to the arrangements under which the Contingency Securities were issued, Holdings could be required to issue up to an additional 4,400,000 Class B Units. The exercise of the warrants and/or the exchange of the Class B Units would result in the issuance of a significant number of new shares of common stock. In addition, the Company could issue a significant number of shares of common stock in connection with future acquisitions or financings or pursuant to the Company’s Equity Incentive Plan. Any of these issuances would dilute the Company’s existing stockholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for the shares.

The existing members of Holdings will receive payments for certain tax benefits that the Company may claim arising in connection with the Merger and related transactions, and the amounts that the Company may pay could be significant.

In connection with the Merger, the Company entered into a Tax Receivable Agreement with the Members that provides for the payment by the Company to the Members of up to 75% of the benefits, if any, that the Company is deemed to realize as a result of (i) the payment of the Merger consideration other than the Class B Units, (ii) the exchange of Class B Units for shares of common stock, and (iii) certain other tax benefits in connection with the Merger and related transactions, including tax benefits attributable to payments under the Tax Receivable Agreement.

It is expected that the payments that the Company may make under the Tax Receivable Agreement will be substantial. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments. There may be a material negative effect on the Company’s liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are not conditioned upon continued ownership of the Company’s securities by the Members.

In certain cases, payments under the Tax Receivable Agreement to the members of Holdings may be accelerated and/or significantly exceed the actual benefits that the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, or if at any time the Company elects an early termination of the Tax Receivable Agreement, the Company’s (or its successor’s) obligations would be based on certain assumptions, including that the Company would have sufficient taxable income to fully utilize the potential tax benefits arising from the Merger and related transactions (including as a result of entering into the Tax Receivable Agreement). As a result, (i) the Company could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of the actual benefits it realizes in respect of the tax attributes subject to the Tax Receivable Agreement and (ii) if the Company elects to terminate the Tax Receivable Agreement early, it would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which upfront payment may be made years in advance of the actual realization of such future benefits. In these situations, the Company’s obligations under the Tax Receivable Agreement could have a substantial negative impact on its liquidity. There can be no assurance that the Company will be able to finance its obligations under the Tax Receivable Agreement. Payments under the Tax Receivable Agreement will be based on the tax reporting positions determined by the Company. Although the Company is not aware of any issue that would cause the Internal Revenue Service to challenge its

6

expected tax reporting positions, the Company will not be reimbursed for any payments previously made under the Tax Receivable Agreement. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of the benefits that the Company actually realizes.

The Company’s common stock could be delisted from the NASDAQ Capital Market if the Company fails to comply with its continued listing standards.

The Company’s common stock is currently listed on the NASDAQ Capital Market. There can be no assurance that the Company will be able to maintain the listing of its common stock on this market. If the NASDAQ Capital Market delists the common stock from trading on its exchange for failure to meet the continued listing standards or timely regain compliance, then the Company and its stockholders could face material adverse consequences which include:

•	a limited availability of market quotations for the shares;

•	a determination that the Company common stock is a “penny stock”, which would require brokers trading in the common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the common stock;

•	a limited amount of analyst coverage; and/or

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The Company is subject to anti-takeover effects of certain charter and bylaw provisions and Delaware law, as well as its substantial insider ownership.

The Company has provisions in its Certificate of Incorporation and Bylaws that:

•	make it more difficult for a third party to acquire control of the Company, discourage a third party from attempting to acquire control of the Company;

•	enable the Company to issue preferred stock without a vote of stockholders or other stockholder action;

•	make it more difficult for stockholders to take certain corporate actions; and

•	may delay or prevent a change of control.

These and other provisions of the Company’s charter documents, certain provisions of Delaware law and the substantial insider ownership of the Company’s securities could delay or make more difficult certain types of transactions involving a change of control of the Company or its management. As a result, the market price of the Company’s common stock may be adversely affected.

Risks Related to Our Business and Industry

Our business could be materially and adversely affected if we are unable to achieve our growth strategy.

Our growth strategy depends on our ability to open new stores on a timely and profitable basis. We have experienced delays in store openings from time to time. We may experience delays in the future, and there can be no assurance that we will be able to achieve its expansion goals in the future. Any inability to implement our growth strategy could materially and adversely affect our business, financial condition, operating results or cash flows. Our ability to expand successfully will depend on a number of factors, some of which are beyond our control. We may also, from time to time, choose to alter our stated growth plans based on any or all of the following factors:

•	identification and availability of suitable store sites;

•	competition for prime real estate sites;

•	negotiation of favorable leases;

•	management of construction and development costs of new stores;

7

•	securing required governmental approvals and permits;

•	recruitment of qualified operating personnel;

•	the availability of, and our ability to obtain, adequate suppliers of ingredients that meet its quality standards;

•	the impact of inclement weather, natural disasters and other calamities;

•	competition in new and existing markets; and

•	general economic conditions.

We have grown rapidly in recent years and we have limited operating experience at our current scale of operations; if we are unable to manage our operations at our current size or are unable to effectively manage any future growth, our brand image and financial performance may suffer.

Our ability to effectively manage our growth will require us to continue to enhance these systems, procedures and controls and to locate, hire, train and retain operating personnel.

We have expanded our operations rapidly in recent periods. If our operations continue to grow, then we will be required to continue to expand our organization, to upgrade our management information systems and other processes and to obtain more space for our expanding administrative support and other headquarter personnel. These systems and processes may not be adequate to support our expansion. In addition, we could experience difficulties in hiring, training and managing an increasing number of employees and/or difficulties in obtaining sufficient raw materials and baking capacity to produce our products. These difficulties could have a material adverse effect on our business, financial condition and operating results.

Additionally, our growth strategy and the substantial investment associated with the development of each new store may cause our operating results to fluctuate and be unpredictable and/or may adversely affect our profits. There can be no assurance that we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and on our existing infrastructure. If we are unable to effectively manage our growth, then our business and operating results could be materially and adversely impacted and future results will be unpredictable.

Our expansion into new markets may present increased risks due to our unfamiliarity with those areas.

Some of our new stores are planned for markets where we have little or no operating experience. Those markets may have different competitive conditions, consumer tastes and discretionary spending patterns than our existing markets. Consumers in a new market may not be familiar with the Crumbs brand, and we may need to build brand awareness in such market through greater investments in advertising and promotional activity than we originally planned. We may find it more difficult in new markets to hire, motivate and keep qualified employees. Stores opened in new markets may also have lower average store revenue than stores opened in existing markets, and may have higher construction, occupancy or operating costs than stores in existing markets. Further, we may have difficulty finding reliable commercial bakers, suppliers or distributors that can provide us, either initially or over time, with adequate supplies of ingredients meeting our quality standards. Revenue at stores opened in new markets may not reach expected revenue and profit levels, which could negatively impact overall profitability.

We have a limited operating history and may be unable to achieve or maintain profitability.

The first Crumbs Bake Shop store was opened in 2003. As of November 1, 2012, we were operating 55 stores, 12 of which had been open for less than one year. Accordingly, there is limited information with which to evaluate our business and prospects. As a result, forecasts of our future revenue, expenses and operating results may not be as accurate as they would be if we had a longer history of operations. We cannot predict whether we will be able to achieve or maintain revenue growth, profitability or positive cash flow in the future.

Stockholders should not rely on our historical average store sales because they may not be indicative of future results.

Our average store sales may not continue at the rates achieved over the past several years. A number of factors have historically affected, and may affect in the future, our average store sales, including:

•	introduction of new menu items;

•	initial sales performance by new stores and the impact of cannibalization;

8

•	weather conditions;

•	competition;

•	consumer trends;

•	our ability to execute our business strategy effectively; and

•	general regional and national economic conditions.

Changes in our average store sales or our inability to increase our average unit sales could cause our operating results to vary adversely from expectations, which could adversely affect our results of operations. Changes in our average sales results may not meet the expectations of analysts or investors, which could cause the price of the Company’s common stock to fluctuate.

Our results may fluctuate and could fall below expectations of securities analysts and investors due to various factors beyond our control, resulting in a decline in the market prices of the Company’s securities.

Our quarterly and yearly results have varied in the past, and we believe that our quarterly operating results will vary in the future. Factors such as extreme weather conditions, labor availability and wages of store management and employees, infrastructure costs, changes in consumer preferences and discretionary spending, general economic conditions, commodity, energy, insurance or other operating costs may cause our quarterly results to fluctuate. For these reasons, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year. Holders of the Company’s common stock should not rely upon our historical quarterly operating results as indications of future performance. Changes in our operating results, whether due to the foregoing factors or otherwise, could cause the market prices of the Company’s common stock to decline.

Our revenue and profit growth could be adversely affected if comparable store revenue is less than expected.

Maintaining comparable store revenue enables fixed costs to be spread over a consistent revenue base. We may not achieve comparable store revenue. If this were to happen, revenue and profit growth would be adversely affected.

Our store expansion strategy could cause sales in some of our existing stores to decline.

In accordance with our expansion strategy, we intend to open new stores, including in our existing markets. Because our customers typically represent customers from a relatively small radius around each of our stores, the sales performance and customer counts for stores near the area in which a new store opens may decline due to cannibalization, or competition between our closely-situated stores.

As we expand our store base, we may be unable to achieve the comparable store sales that we have experienced in the past, which could cause the Company’s stock price to decline.

As we expand our store base, we may not be able to achieve the levels of comparable store sales that we experienced prior to our expansion efforts. In addition, we may not be able to maintain our historic average sales as we expand within current markets or moves into new markets. If our future comparable store sales decline or fail to meet market expectations, then the price of the Company’s common stock could decline. In addition, the aggregate results of operations of our stores have fluctuated in the past and can be expected to continue to fluctuate in the future. A variety of factors affect comparable store sales, including, among others, consumer trends, competition, current economic conditions, pricing, inflation, changes in our product mix and the success of marketing programs. If we misjudge the market for our products, then we may acquire excess inventory for some of our products and underestimate opportunities for other products. These factors may cause our comparable store sales results in the future to differ materially from previous periods and our expectations, which could harm our results of operations and result in a decline in the price of the Company’s common stock.

We may face difficulties entering into new or modified arrangements with existing or new suppliers or new service providers.

As we expand our operations, we may have to seek new commercial bakers, suppliers and service providers or enter into new arrangements with existing ones, and we may encounter difficulties or be unable to negotiate pricing or other terms as favorable as those we currently enjoy. Our inability to enter into such new agreements on favorable terms may harm our business and operating results.

9

The geographic concentration of our stores in the Northeast region of the United States subjects us to an increased risk of loss of revenue from facts affecting those areas.

As of November 1, 2012, we operated 43 of our 55 stores in the Northeast, of which 22 are located in Manhattan, New York. As a result, we are particularly susceptible to adverse trends, severe weather, competition and economic conditions in that area. In addition, given our geographic concentration, negative publicity regarding any of our stores could have a material adverse effect on our business and operations, as could other regional factors impacting the local economies in that market.

We are subject to all of the risks associated with leasing space subject to long-term non-cancelable leases and with respect to the real property.

We compete for real estate, and our inability to secure real estate in desirable locations or on favorable lease terms could impact our ability to grow. Our leases generally have initial terms of between 10 and 15 years, and generally can be extended in up to five-year increments (at increased rates) if at all. Additionally, in certain instances, there may be change in control provisions in the lease which put us at a competitive disadvantage when negotiating extensions or which require us to obtain landlord consent for certain transactions. All of our leases require a fixed annual rent, although some require the payment of additional rent if store revenue exceeds a negotiated amount. Our leases include ‘‘net’’ leases, which require us to pay a proportionate share of the cost of insurance, taxes, maintenance and utilities. We generally cannot cancel these leases. Some additional sites that we may lease are likely to be subject to similar long-term non-cancelable leases. If an existing or future store is not profitable and we decide to close a particular store, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, payment of the base rent for the balance of the lease term. In addition, as each of our leases expires, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to close stores in desirable locations. Current locations of our stores may become unattractive as demographic patterns change.

We may not be able to protect our intellectual property adequately, which could harm the value of our brand and adversely affect our business.

Our intellectual property is material to the conduct of our business. Our ability to implement our business plan successfully depends in part on our ability to build further brand recognition using our trademarks, service marks and other proprietary intellectual property, including our name and logos. Holdings has made a practice of registering its core trademarks in the United States. Holdings also has registered certain marks in the European Community and Japan; however, if Holdings’ efforts to protect its intellectual property are inadequate, or if any third party misappropriates or infringes on such intellectual property, then the value of our brands may be harmed, which could have a material adverse effect on our business and might prevent our brands from achieving or maintaining market acceptance. Although we have not encountered claims against us from prior users of intellectual property relating to our bake shop operations in areas where we operate or intend to conduct operations, there can be no assurances that we will not encounter such claims. Additionally, although we police third party uses of our brands, new infringing uses could occur, which could dilute the distinctive nature of our brands. Any claims against us, or unchecked use by third parties, could harm our image, brand or competitive position and cause us to incur significant penalties and costs.

We may need additional capital in the future, which may not be available on acceptable terms.

Our future capital needs will depend on various factors, such as market acceptance of our existing products and any new products that we develop, marketing and sales costs, our ability to reduce operating expenses, and the extent to which we implement our growth and business strategies. None of these factors can be predicted with any certainty. For the foreseeable future, we expect to rely on our cash reserves and cash flow from operations to fund our future operations. In the event that these sources of cash are not sufficient, however, we may need to raise additional capital. No assurance can be given that we will be able to obtain additional capital in the future or that such capital will be available to us on favorable terms. Our ability to obtain additional capital will be subject to a number of factors, including market conditions, our operating performance and investor sentiment, which may make the timing, amount, terms and conditions of additional capital transactions unattractive. If we are unable to raise additional capital at the times or in the amounts needed, then we might have to delay, scale back or abandon our plans, and our operations could consume our current liquidity resources.

Our success depends substantially upon the continued retention of certain key personnel.

We believe that our success has been, and continues to be, dependent to a significant extent on the efforts and abilities of our senior management team. Certain members of management are currently employed on an ‘‘at-will’’ basis and may

10

resign from employment at any time. Each of Julian R. Geiger, our President and Chief Executive Officer, Jason Bauer, our Senior Vice-President of Business Development, Mia Bauer, our Vice-President and Creative Director, and John D. Ireland, our Senior Vice-President and Chief Financial Officer, have entered into employment agreements with the Company and Holdings. Our inability to retain employees who are key to our success could adversely affect our future performance.

Our business is affected by changes in consumer preferences and discretionary spending.

Our success depends, in part, upon the popularity of our food products and our ability to develop new menu items that appeal to consumers. Shifts in consumer preferences away from our stores or our menu items, our inability to develop new menu items that appeal to consumers, or changes in our menu that eliminate items popular with some consumers could harm our business. Also, our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in sales during economic downturns or during periods of uncertainty. Any material decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, business and financial condition.

Our success depends on our ability to compete with cupcake-specific bakeries, traditional bakeries and other food service businesses.

The industry in which we operate is intensely competitive and we compete with many well-established traditional bakeries, cupcake-specific bakeries and other companies providing baked goods and coffee, on the basis of taste, quality and price of products offered, customer service, atmosphere, location, convenience and overall customer experience. We also compete with certain quick-services restaurants, delicatessens, cafés, take-out food service companies, supermarkets and convenience stores that offer the same types of baked goods. Aggressive discounts by our competitors or the entrance of new competitors into our markets could reduce our sales and profit margins. We also compete with these competitors for desirable locations.

Many of our competitors or potential competitors have substantially greater financial and other resources than us, which may allow them to compete more effectively than us with respect to some or all of the factors set forth in the preceding paragraph. As our competitors expand their operations, we expect competition to intensify. In addition, other new or established companies may develop baked goods stores that operate with concepts similar to ours, including the sale of gourmet cupcakes. Competition also could cause us to modify or evolve our products, designs or strategies. If we do so, then we cannot guarantee that we will be successful in implementing the changes or that our profitability will not be negatively impacted by them.

We also compete with other employers in our markets for hourly workers and may be subject to higher labor costs. If we are unable to successfully compete in our markets, then we may be unable to sustain or increase our revenues and profitability.

We are dependent upon a small number of independent commercial bakeries for a significant amount of our menu items. The loss of a supplier, other disruptions to our supply chain, and/or our inability to predict demand could adversely affect our operating results.

We currently rely on, and have agreements with, four independent commercial bakeries for the manufacture and daily delivery of our baked goods products in the New York, Los Angeles, Chicago and Washington, D.C. area markets. Accordingly, we are particularly susceptible to risks related to these suppliers, including their continued ability to maintain sufficient production of baked goods, to produce baked goods that meet our quality standards, and the risk of delivery disruptions that could arise due to a number of factors including adverse weather, traffic conditions and mechanical issues related to their delivery trucks. Our dependence on frequent deliveries to our stores by regional distributors could cause shortages, supply interruptions and/or the need to quickly seek alternative suppliers at higher prices, all of which could adversely impact our operations. Additionally, because none of our stores bake the baked goods they sell, each of our stores is required to estimate and order sufficient inventory for each day. If stores are unable to predict the demand accurately, then our profitability and operating results may be adversely affected. There are many factors which could cause shortages or interruptions in the supply of our products, including weather, unanticipated demand, labor, production or distribution problems, quality issues and cost, and the financial health of our suppliers, most of which are beyond our control, and which could have an adverse effect on our business and results of operations.

Our business could be adversely affected by increased labor costs or labor shortages.

Labor is a primary component in the cost of operating our business. We devote significant resources to recruiting and training our managers and hourly employees. Increased labor costs due to competition, increased minimum wage or employee benefits costs or otherwise, would adversely impact our operating expenses. In addition, our success depends on our ability to

11

attract, motivate and retain qualified employees, including store managers and staff, to keep pace with our growth strategy. If we are unable to attract, motivate and retain qualified employees, then our results of operations may be adversely affected.

Fluctuations in various food and supply costs, including dairy, could adversely affect our operating results.

The prices of butter, flour, milk, sugar and eggs, which are the main ingredients in our baked goods, and coffee, may fluctuate. Supplies and prices of the various products that are used to prepare our baked goods or coffee can be affected by a variety of factors, such as weather, seasonal fluctuations, demand, politics and economics in the producing countries. An increase in pricing of any ingredient that is used in our baked goods could result in an adjustment to the compensation due to suppliers, and we may not be able to increase prices to cover increased costs which would have an adverse effect on our operating results and profitability.

We could become a party to litigation that could adversely affect us by distracting management, increasing our expenses or subjecting us to material money damages and other remedies.

We may be subject to the filing of complaints or lawsuits against us alleging that we are responsible for some illness or injury suffered at or after a visit to our stores, or alleging that we have problems with food quality or operations. We are also subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters, and we could become subject to class action or other lawsuits related to these or different matters in the future. Claims may be expensive to defend and may divert time and money away from our operations and hurt its performance. A judgment in excess of our insurance coverage or our insurance carriers’ decision to deny or limit insurance coverage for any claims could materially and adversely affect our financial condition or results of operations. Any adverse publicity resulting from these allegations may also materially and adversely affect our reputation or prospects, which in turn could adversely affect our results of operations and profitability.

If we fail to comply with governmental laws or regulations or if these laws or regulations change, then our business could suffer.

In connection with the operation of our business, we are subject to extensive federal, state, local and foreign laws and regulations, including those related to:

•	building construction and zoning requirements;

•	nutritional content labeling and disclosure requirements;

•	management and protection of the personal data of our employees and customers;

•	environmental matters; and

•	sales tax.

Our stores are licensed and subject to regulation under federal, state and local laws, including business, health, fire and safety codes.

Various federal and state labor laws govern our operations and our relationship with our employees, including minimum wage, overtime, and accommodation and working conditions, benefits, citizenship requirements, insurance matters, workers’ compensation, disability laws such as the Federal Americans with Disabilities Act, child labor laws and anti-discrimination laws.

These labor laws are complex and vary from location to location, which complicates monitoring and compliance. As a result, regulatory risks are inherent in our operations. We may experience material difficulties or failures with respect to compliance with these labor laws in the future. Our failure to comply with these labor laws could result in required renovations to our facilities, litigation, fines, penalties, judgments or other sanctions including the temporary suspension of the operation of our stores or a delay in construction or opening of stores, any of which could adversely affect our business, operations and reputation.

In recent years, there has been an increased legislative, regulatory and consumer focus at the federal, state and municipal levels on the food industry, including nutrition and advertising practices. For example, several states and individual municipalities, including New York City and the State of California, have adopted regulations requiring that certain restaurants include caloric or other nutritional information on their menu boards and on printed menus, which must be plainly visible to consumers at the point of ordering. Likewise, there have been several similar proposals on the national level. As a result, we may

12

in the future become subject to other regulations in the area of nutrition disclosure or advertising, such as requirements to provide information about the nutritional content of our food, which could increase our expenses or slow customer flow.

The continuing challenging economic conditions could adversely affect our business and financial results and have a material adverse effect on our liquidity and capital resources.

Although it has been widely reported that the recent recession has officially ended and there are signs that conditions may be improving, there is no certainty that this trend will continue or that credit and financial markets and confidence in economic conditions will not deteriorate again. Our customers may make fewer discretionary purchases as a result of job losses, foreclosures, bankruptcies, reduced access to credit and falling home prices. Because a key point in our business strategy is maintaining our transaction count and margin growth, any significant decrease in customer traffic or average profit per transaction will negatively impact our financial performance as reduced revenue creates downward pressure on margins. Financial difficulties experienced by our suppliers could result in product delays or shortages. Additionally, it is unknown when the broader national economy will fully recover. An economy that fails to improve or that further deteriorates could have a material adverse effect on our liquidity and capital resources, including our ability to raise additional capital if needed, or the ability of our financial institutions to honor draws on our standby letters of credit, and could otherwise negatively impact our business and financial results.

We may incur costs resulting from security risks we may face in connection with our electronic processing and transmission of confidential customer information.

We use commercially available software and other technologies to provide security for processing and transmission of customer debit and credit card data. As of June 30, 2012, approximately 60.2% of our revenue is attributable to debit and credit card transactions. Our systems could be compromised in the future, which could result in the misappropriation of customer information or the disruption of systems. Either of those consequences could have a material adverse effect on our reputation and business or subject us to additional liabilities.

Our industry is affected by litigation and publicity concerning food quality, health and other issues, which can cause customers to avoid our products and result in liabilities.

Food service businesses, such as bakeries, can be adversely affected by litigation and complaints from customers or government authorities resulting from food quality, illness, injury or other health concerns or operating issues stemming from one store or a limited number of stores. Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from buying our products. We could also incur significant liabilities if a lawsuit or claim results in a decision against us or litigation costs regardless of the result.

The Company will incur significant costs as a result of being a public company.

As a public company, the Company incurs significant legal, accounting and other expenses. The U.S. Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and related rules of the SEC regulate corporate governance practices of public companies. For example, under Section 404 of the Sarbanes-Oxley Act, the Company must document and test its disclosure and internal control procedures, and its management must periodically assess and report on the Company’s internal control over financial reporting. Furthermore, if the Company identifies any issues in complying with those requirements (for example, if the Company or its independent registered public accounting firm identifies a material weakness or significant deficiency in the Company’s internal control over financial reporting), then the Company could incur additional costs in rectifying those issues, and the existence of those issues could adversely affect the reputation or investor perceptions of the Company. In addition, the Company incurs additional expenses associated with its SEC reporting requirements. Compliance with these public company requirements can be costly and may require management to divert time and attention away from running the Company.

13

USE OF PROCEEDS

The shares of common stock covered hereby may be sold or otherwise disposed of pursuant to this prospectus for the respective accounts of each of the Selling Stockholders. Accordingly, the Company will not realize any proceeds from the sale of the securities. All expenses of the registration of the securities have been paid for by the Company.

SELLING STOCKHOLDERS

This prospectus relates to the sale or other disposition of up to 4,456,968 shares of the Company’s common stock by the Selling Stockholders. These shares were issued by the Company pursuant to a private placement that the Company conducted in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder. In connection with that transaction, the Company agreed to file a registration statement, of which this prospectus forms a part, with the Commission to register the resale or other disposition of the shares issued in the private placement.

The following table presents information as of October 31, 2012 and sets forth the following information regarding the beneficial ownership of the Company’s common stock by the Selling Stockholders: (i) the name of each Selling Stockholder; (ii) the number of shares of common stock beneficially owned by each Selling Stockholder; (iii) the number of shares of common stock which each Selling Stockholder may sell or otherwise dispose of pursuant to this prospectus; (iv) the number of shares of common stock beneficially owned by each Selling Stockholder assuming all of the shares of common stock covered by this prospectus are sold; and (v) the percentage of the outstanding shares of the common stock beneficially owned by each Selling Stockholder upon completion of this offering assuming all of the shares of common stock covered by this prospectus are sold.

The Selling Stockholders include Julian R. Geiger, the Company’s President and Chief Executive Officer, Mark D. Klein, a director of the Company, Frederick G. Kraegel, a director of the Company, Leonard A. Potter, a director of the Company, and Jeffrey D. Roseman, a director of the Company. The Company is not aware of any material relationships between any of the other Selling Stockholders and the Company or its affiliates.

We have prepared this table using information furnished to us by the Selling Stockholders or their representatives. For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes the right to acquire voting or investment control of shares of the Company’s common stock within 60 days. Unless otherwise indicated below, to the Company’s knowledge, the Selling Stockholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in the table does not constitute an admission of beneficial ownership by the persons named therein.

The Company’s registration of these shares of its common stock does not mean that the Selling Stockholders identified below will sell or otherwise dispose of all or any of those securities. The Selling Stockholders may sell all, a portion or none of such shares from time to time. The Company does not know the number of shares, if any, that will be offered for sale or other disposition by any of the Selling Stockholders under this prospectus. Furthermore, the Selling Stockholders may have sold, transferred or disposed of a portion of their shares in transactions exempt from the registration requirements of the Securities Act since the date on which the Company filed this prospectus.

14

Name of Selling Stockholder	Shares Beneficially Owned		Shares Covered Hereby	Shares Beneficially Owned Following Completion of the Offering
				Shares		%(1)
Arthur J. Samberg	452,488		452,488	0		0.0
Buckingham RAF International Partners Master Fund, LP	146,155	(2)	146,155	0		0.0
Buckingham RAF Partners, L.P.	430,769	(2)	430,769	0		0.0
Buckingham RAF Partners II, L.P.	517,194	(2)	517,194	0		0.0
Durban Capital LP	48,000	(3)	40,000	8,000	*
Frederick G. Kraegel	22,563	(4)(5)	10,000	12,563	*
Jeffrey D. Roseman	20,500	(4)	10,000	10,500	*
John Mills	718,938	(6)	33,938	685,000		5.8
Julian R. Geiger	912,122	(7)	113,122	799,000		6.8
Leonard A. Potter	78,128	(4)(8)	10,000	68,128	*
Mark D. Klein	252,661	(4)(9)	20,000	232,661		2.0
P.A.W. Partners, L.P.	500,000	(10)	325,000	175,000		1.5
P.A.W. Small Cap Partners, L.P.	825,000	(11)	275,000	550,000		4.6
Michael Serruya	452,489		452,489	0		0.0
Special Situations Cayman Fund, L.P.	503,163	(12)	339,366	163,797		1.4
Special Situations Fund III QP, L.P.	1,585,988	(12)	1,085,972	500,016		4.2
Special Situations Private Equity Fund, L.P.	227,334	(12)	158,371	68,963	*
Whitney Capital Series Fund LLC – Series LS1	37,104		37,104	0		0.0
Total	7,730,596		4,456,968	3,273,628		27.7
*	Represents less than 1.0%.
(1)	Percentage ownership is based on 11,828,353 shares of common stock outstanding as of December 31, 2012 plus, where appropriate, the number of shares that may be acquired within 60 days upon the exercise or exchange of outstanding warrants or exchangeable securities, respectively, owned by the Selling Stockholder.
(2)	Buckingham Capital Management, Inc. (“BCM”) is the investment adviser to Buckingham RAF International Partners Master Fund, LP, Buckingham RAF Partners, L.P., and Buckingham RAF Partners II, L.P. and has sole voting and investment control over the portfolio securities held by such funds. Laurence Leeds, Jr, Daniel Schwarzwalder, Mark Megalli, Lee Backus, as RAF Portfolio Managers of BCM, exercise investment control on behalf of BCM. For voting matters, BCM votes in accordance with the recommendations provided by an unaffiliated third-party proxy voting research service unless BCM perceives a conflict of interest that might require a different vote. In that case, the issue is resolved by a unanimous vote of the members of BCM’s proxy group, which is comprised of BCM’s chief compliance officer and a portfolio manager in each of its investment strategies. For the funds listed above, Peter Goldstein, as BCM’s chief compliance officer, and Mark Megalli and Brian Clifford, as portfolio managers, share voting discretion in this situation.
(3)	David Berman is the managing partner of Durban Capital, L.P. and, as such, has sole voting and investment control over the portfolio securities held by such fund.
(4)	This amount includes restricted stock with voting rights in the amount of 8,000 shares held by each of Messrs. Klein, Kraegel, Potter and Roseman.
(5)	This amount includes 4,563 shares of common stock beneficially owned by Mr. Kraegel through his ownership interest in 57th Street GAC Holdings LLC (“57th Street Holdings”). Mr. Kraegel disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(6)	This amount includes 685,000 shares that may be acquired upon the exercisable of 685,000 warrants.
(7)	This amount includes 479,400 shares that may be acquired upon the exchange of 479,400 Class B Units.
(8)	This amount includes 60,128 shares of common stock beneficially owned by Mr. Potter through his ownership interest in 57th Street Holdings. Mr. Potter disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(9)	This amount includes 224,661 shares of common stock beneficially owned by Mr. Klein through his ownership interest in 57th Street Holdings. Mr. Klein disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(10)	The shares are held for the account of P.A.W. Partners, L.P. (“Partners”), but the shares may also be deemed to be beneficially owned by P.A.W. Capital Partners, L.P. (“Capital Partners”), as the general partner of Partners, P.A.W. Capital Corp. (“Capital Corp.”), as the general partner of the investment adviser to Partners, and Peter A. Wright, as the owner of Capital Corp.
(11)	The shares are held for the account of P.A.W. Small Cap Partners, L.P. (“SCP”), but the shares may also be deemed to be beneficially owned by Capital Partners, as the general partner of SCP, Capital Corp., as the general partner of the investment adviser to SCP, and Peter A. Wright, as the owner of Capital Corp.
(12)	MGP Advisers Limited Partnership (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above. In addition, Mr. Greenhouse owns individually 100 shares of common stock.

15

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus pursuant to Rule 424(b)(3) promulgated under the Securities Act or other applicable provisions of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of the Company’s common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Company’s common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right

16

to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. The Company will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of the Company’s common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Company has advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable, the Company will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The Company has agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

The Company has agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) the date on which all of the shares may be sold without restriction pursuant to Rule 144 under the Securities Act.

EXPERTS

The consolidated balance sheets as of December 31, 2011 and 2010, and the consolidated statements of operations, consolidated statements of changes in stockholders’ equity, and consolidated statements of cash flows for each of the two years in the period ended December 31, 2011, incorporated by reference into this prospectus, have been included herein in reliance on the report of Rothstein Kass, independent registered public accountants, given on the authority of that firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus has been passed upon for the Company by Gordon Feinblatt LLC, Baltimore, Maryland.

WHERE YOU CAN FIND MORE INFORMATION

The Company has filed a registration statement on Form S-3 with the Commission covering the securities that may be sold under this prospectus. This prospectus is only a part of that registration statement and does not contain all of the information in the registration statement. Because this prospectus may not contain all of the information that you may find important, you should review the full text of the registration statement, as amended from time to time, and the exhibits that are a part of the registration statement.

17

The Company is subject to the information requirements of the Exchange Act, which means that the Company is required to file annual reports, quarterly reports, current reports, proxy statements and other information with the Commission. You may read and copy any document that the Company files with the Commission at the Commission’s public reference room in Washington, D.C., located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Company’s filings with the Commission are also available to the public from the Commission’s Internet site at http://www.sec.gov. However, information found on, or otherwise accessible through, this Internet site is not incorporated into, and does not constitute a part of, this prospectus or any other document that the Company files with or furnishes to the Commission. You should not rely on any of this information in deciding whether to purchase the securities.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus is part of a registration statement that the Company filed with the Commission. The Commission allows the Company to “incorporate by reference” the information that it files with the Commission, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that the Company files with the Commission will automatically update and supersede this information. The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

(i)      Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 30, 2012 (which includes certain information contained in the Company’s definitive proxy statement on Schedule 14A, as amended, for the 2012 Annual Meeting of Stockholders, filed on April 27, 2012, and incorporated therein by reference), as amended by Amendment No. 1 on Form 10-K/A, filed on January 4, 2013;

(ii)     Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 15, 2012;

(iii)    Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed on August 14, 2012, as amended by Amendment No. 1 on Form 10-Q/A, filed on August 17, 2012;

(iv)    Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed on November 14, 2012;

(v)      Current Report on Form 8-K, filed on January 20, 2012;

(vi)     Current Report on Form 8-K, filed on January 23, 2012;

(vii)    Current Report on Form 8-K, filed on February 15, 2012;

(viii)   Current Report on Form 8-K, filed on June 19, 2012;

(ix)     Current Report on Form 8-K, filed on August 7, 2012;

(x)      Current Report on Form 8-K, filed on October 11, 2012, as amended by Amendment No. 1 on Form 8-K/A, filed on October 23, 2012;

(xi)     Current Report on Form 8-K, filed on November 6, 2012;

(xii)    Current Report on Form 8-K, filed on November 29, 2012;

(xiii)   Current Report on Form 8-K, filed on December 21, 2012; and

(xiv) Description of the Company’s common stock which appears in the Company’s Registration Statement on Form 8-A filed on June 29, 2011, or any description of the common stock that appears in any prospectus forming a part of any subsequent registration statement of the Company or in any registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, the following documents will automatically be deemed to be incorporated by reference into this prospectus: (i) all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the initial registration statement to which this prospectus relates and prior to effectiveness of the registration

18

statement; and (ii) all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effectiveness of such registration statement and prior to the termination of the offering to which this prospectus relates. In no event, however, will any of the information that is “furnished” to the Commission from time to time by the Company in any Current Report on Form 8-K be incorporated by reference into, or otherwise be included in, this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in a document subsequently filed modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The Company will promptly provide without charge to each person to whom this prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person. Written requests should be directed to: Crumbs Bake Shop, Inc., Corporate Secretary, P.O. Box 388, 147 Main Street, Preston, Maryland 21655. Telephone requests should be directed to the Corporate Secretary at (410) 673-1220.

19